Exhibit 10.2

AMENDMENT NO. 1 TO LICENSE AGREEMENT

This Amendment No. 1 to License Agreement (this “Amendment”), dated as of December 2, 2019, is made by and between Relmada Therapeutics, Inc., a Nevada corporation (“Licensee”) and Dr. Charles E. Inturrisi, an individual, and Dr. Paolo Manfredi, an individual, jointly and severally (collectively, “Licensor”).

Whereas, the parties have previously entered into that certain License Agreement dated as of January 16, 2018 (the “License Agreement”) (capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the License Agreement); and

Whereas, the parties now desire to amend the License Agreement as set forth herein.

Now, Therefore, in consideration of the foregoing, of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE I

Amendment of License Agreement

1.1. Article 1, Section 1.3 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“1.3 “Cause” shall mean: that the Licensee has elected to terminate Mr. Traversa’s employment with Licensee either (A) because a majority of the members of Licensee’s Board of Directors (the “Board”) has reasonably determined in good faith (after allowing Mr. Traversa the opportunity to address the alleged wrongdoing with the Board at a duly called meeting of the Board) that Mr. Traversa has done any of the following: (i) failure by Mr. Traversa to perform his duties and responsibilities to the Licensee (or a Successor Company, as defined in Dr. Traversa’s employment agreement with the Licensee, if appropriate) or gross negligence or gross incompetence in the performance of his duties, after written notice thereof and a failure to remedy such failure, if remediable, within sixty (60) days of such notice; (ii) commission by Mr. Traversa of any act of fraud, embezzlement, dishonesty or any other misconduct that has caused or is reasonably expected to cause material injury to the Licensee (or a Successor Company, if appropriate), including commission of conduct constituting a felony or crime involving fraud, moral turpitude or dishonesty; (iii) unauthorized use or disclosure by Mr. Traversa of any confidential information of the Licensee (or a Successor Company, if appropriate) or of any other party to whom Mr. Traversa owes an obligation of nonuse and nondisclosure as a result of his relationship with the Licensee (or a Successor Company, if appropriate); (iv) Mr. Traversa engaging in conduct prohibited by a Licensee (or Successor Company, if appropriate) policy governing harassment and discrimination; (v) material breach by Mr. Traversa of any of Mr. Traversa’s obligations under any written agreement with the Licensee (or a Successor Company, if appropriate) after written notice thereof and a failure to remedy such breach, if remediable, within sixty (60) days of such notice; or (vi) breach of fiduciary duty or (B) because of Mr. Traversa’s Disability. “Disability” shall mean that Mr. Traversa is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for ninety (90) consecutive days or for one-hundred and eighty (180) days in the aggregate during any twelve (12) month period or based on the written certification by a licensed physician of the likely continuation of such condition for either such period.”

1.2. Article 7, Section 7.1(a)(iii) is hereby deleted in its entirety and replaced with the following:

“(iii) Licensee (for the avoidance of doubt, inclusive of any successors or assigns of Licensee) terminates Mr. Traversa’s employment for any reason other than for Cause prior to the later of the date five (5) years from the Effective Date or December 31, 2022 (the “Key Man Term”); provided, (A) for the avoidance of doubt, that neither the termination of Mr. Traversa’s employment due to his death nor the election by Mr. Traversa to terminate his employment, regardless of reason, is a termination by Licensee for purposes of this Agreement, and (B) if Mr. Traversa is terminated due to Disability or death during the Key Man Term then Licensor shall appoint a replacement for Mr. Traversa with the consent of Licensee and the Board, which shall not be unreasonably withheld or delayed, within 30 days for the remainder of the Key Man Term, and such replacement shall have the responsibility (i) for decision-making relating to development and marketing of d-Methadone and (ii) consenting if Licensee assigns or sells its rights to the Licensed IP and/or Related Licensed IP to another Person pursuant to Section 9.2(b);”

1.3. Article 7, Section 7.1(a)(iv) is hereby deleted in its entirety and replaced with the following:

“(iv) Licensee (for the avoidance of doubt, inclusive of any successors or assigns of Licensee) prior to the later of the date five (5) years from the Effective Date or December 31, 2022: (A) removes Mr. Traversa from the position of Chief Executive Officer of Licensee without his written consent for any reason other than for Cause or his death, except in connection with or following any transaction of a type permitting Licensee to assign this Agreement to a third party without the consent of Licensor pursuant to Section 9.2(b); (B) changes Mr. Traversa’s job responsibilities such that he is no longer the executive responsible for decision-making relating to development and marketing of d-Methadone without his written consent for any reason other than for Cause or his death, (C) decreases Mr. Traversa’s compensation without his written consent for any reason other than for Cause or his death, or (D) assigns or sells its rights to the Licensed IP and/or Related Licensed IP to another Person pursuant to Section 9.2(b) without the written consent of Mr. Traversa, provided that, except as set forth in Section 7.1(a)(iii)(B) above), the written consent of Mr. Traversa shall not be required if Mr. Traversa has been terminated for Cause or due to his death prior to the time of such assignment or sale;”

ARTICLE II

General

2.1. Continuation. Except as expressly modified in Article 1, the License Agreement shall remain in full force and effect.

2.2. Governing Law. This Amendment shall be governed by, and construed in accordance with (A) the laws of the United States, in respect to trademark and patent issues, except that the scope and validity of any foreign Patent or trademark shall be governed by the applicable laws of the country of the Patent or trademark, and (B) in all other respects, including as to validity (except for patent and trademark issues), interpretation and effect, by the laws of the State of New York without giving effect to the conflict of laws rules thereof. The parties hereby consent to the sole and exclusive jurisdiction of the courts of the state of New York, in the county of New York, or the United States Federal District Court for the Southern District of New York for purposes of any action or proceeding brought by either of them on or in connection with this Amendment on any alleged breach thereof and waive any right to assert any rights or defenses within any other jurisdiction or to require that litigation regarding this Amendment take place elsewhere. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction for injunctive relief or any other appropriate relief.

2.3. Headings. The section headings contained in this Amendment are set forth for the convenience of the Parties only, do not form a part of this Amendment and are not to be considered a part hereof for the purpose of construction or interpretation hereof, or otherwise.

2.4. Counterparts. This Amendment may be executed and delivered in any number of counterparts including PDF, facsimile, or other electronic counterparts, each of which will be an original, but all of which together will constitute one instrument.

2.5. Severability. In the event any one or more of the provisions of this Amendment should for any reason be held by any court or authority having jurisdiction over this Amendment or any of the Parties to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly as possible approximate the intent of the Parties and, if unformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Amendment shall not be affected so long as the Parties are still able to realize the principal benefits bargained for in this Amendment.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the Effective Date.

LICENSOR

Dr. Charles E. Inturrisi and Dr. Paolo Manfredi

By:	/s/ Charles E. Inturrisi
Dr. Charles E. Inturrisi

By:	/s/ Paolo Manfredi
Dr. Paolo Manfredi

LICENSEE

Relmada Therapeutics, Inc.

By:	/s/ Sergio Traversa
Name:	Sergio Traversa
Title:	Chief Executive Officer

Signature Page to Amendment No. 1 to

License Agreement